Exhibit 10.1L
COMERICA INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT (DIRECTOR VERSION)
THIS AGREEMENT (this “Agreement”) between Comerica Incorporated (the “Company”) and XXXXXX (the “Participant”) is effective as of XXXXXX (the “Effective Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto (the “Plan”). The Company shall provide a copy of the Plan to the Participant upon request.
WITNESSETH:
1.Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the Company hereby awards the Participant, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, XXXXXX restricted stock units (“RSUs”) (the “Award”). Each RSU shall represent an unfunded, unsecured right for the Participant to receive one (1) Share, as described in this Agreement.
2.Ownership Rights. The Participant shall have no voting or other ownership rights in the Company arising from the Award of RSUs under this Agreement prior to the delivery of Shares upon the settlement of RSUs underlying the Award.
3.Dividend Equivalents. If cash dividends are declared by the Board on the Common Stock on or after the Effective Date and prior to the Settlement Date (as defined below), cash dividend equivalents (the “Dividend Equivalents”) shall accrue on the Shares underlying RSUs. Such Dividend Equivalents shall be converted into additional RSUs based on the Fair Market Value of Common Stock on the dividend payment date (or, if the dividend payment date is not a day during which the New York Stock Exchange is open for trading (“NYSE Trading Day”), then on the first NYSE Trading Day following the dividend payment date). Any Dividend Equivalent deriving from a dividend of shares of Common Stock shall be converted into additional RSUs on a one-for-one basis. The Dividend Equivalents accrued prior to the Settlement Date shall be issued to the Participant on the same terms and conditions as the underlying RSUs.
4.Vesting of Award. 100% of the RSUs covered by the Award shall be fully vested on the Effective Date.
5.Settlement. The Award shall be settled as follows:
a.In General. Subject to the terms of the Plan and this Agreement, the Award shall be settled in Common Stock on the one-year anniversary of the date that the Participant has a Termination of Service (other than as a result of the Participant’s Disability or death); or, in the case of (i) the Participant’s death or Disability or (ii) a Change in Control, settlement of the Award shall occur within the 30-day period following the date of such Participant’s death or Termination of Service or Change in Control, as applicable. On the Settlement Date, the Company shall issue to the Participant (or, in the case of the Participant’s death, to the Participant’s designated beneficiary pursuant to Section 13(f) of the Plan, as applicable or, in the case of the Participant’s Disability, to the Participant’s guardian or legal representative, if applicable and if permissible under applicable law) a number of whole Shares equal to the aggregate number of RSUs in respect of the Award (the “Settlement Shares”). Nothing herein shall preclude the Company from settling the RSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(4)(ix)(B).
b.Termination of Rights. Upon the issuance of the Settlement Shares in settlement of the RSUs in respect of the Award, the Award shall be settled in full and the Participant (or his or her designated beneficiary pursuant to Section 13(f) of the Plan, in the case of death) shall have no further rights with respect to the Award.

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6.Section 409A of the Code.
a.To the extent that the Award is construed to be nonqualified deferred compensation subject to Section 409A of the Code, the Company shall use its reasonable efforts to operate, administer, construe and interpret this Agreement in a manner that minimizes adverse tax consequences to the Participant and is consistent with the requirements of Section 409A of the Code. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may the Participant, directly or indirectly, designate the calendar year of any payment or distribution under this Agreement. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of the Participant's Termination of Service during the six (6)-month period immediately following such Termination of Service shall instead be paid or provided on the first business day following the date that is six (6) months following the Participant’s Termination of Service. If the Participant dies following the Termination of Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the designated beneficiary of the Participant pursuant to Section 13(f) of the Plan within forty-five (45) days following the date of the Participant's death.
b.This Agreement shall be subject to amendment, with or without advance notice to the Participant, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of the Participant, to the extent necessary to effect compliance with Section 409A of the Code. Notwithstanding anything contained in this Agreement or the Plan, the Company shall have no liability whatsoever for or in respect of any decision to take action to attempt to comply with Section 409A of the Code, any omission to take such action or for the failure of any such action taken by the Company to so comply.
7.Compliance with Laws and Regulations. The Award and the obligation of the Company to deliver the Settlement Shares subject to the Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.
8.Binding Nature of Plan. The Award is subject to the Plan. The Participant agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. If any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.
9.Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources – Total Rewards, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company shall address any notice to the Participant to his or her current address according to the Company’s personnel files. All written notices provided in accordance with this Section 9 shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.
10.Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

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11.Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.
12.Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s employment or service contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and accepted by the Participant, both as of the day and year first above written.

COMERICA INCORPORATED

By: ________________________
Name:
Title: Chairman